Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MYOS RENS Technology Inc. and Subsidiary (formerly known as MYOS Corporation) on Form S3 (No. 333-199392) of our report dated March 30, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 30, 2016.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 30, 2016